                                                                      EXHIBIT 12


APPLIED POWER INC.
COMPUTATION OF RATIO OF
EARNINGS TO FIXED CHARGES

                                                                                      EARNINGS TO FIXED CHARGES
                                                                                  (IN THOUSANDS, EXCEPT RATIO DATA)

                                                                                          YEAR ENDED AUGUST 31,
                                               -----------------------------------------------------------------------------------
                                                Three Months Ended
                                                November 30, 1998(1)(2)    1998(3)       1997         1996        1995      1994
                                               -----------------------------------------------------------------------------------
Net Earnings from continuing operations               $16,401              $26,687     $ 57,925     $50,679     $39,830    $29,747
Add Income Tax Expense                                  9,802               30,698       31,299      26,735      21,269     16,514
Add Interest Expense (4)                               13,899               28,531       16,158       7,892       9,250     10,859
Portion of Rent deemed interest factor (5)              2,020                6,639        4,747       4,223       4,331      4,462
                                               -----------------------------------------------------------------------------------
     Total Earnings Available
     for Fixed Charges                                $42,122              $92,555     $110,129     $89,529     $74,680    $61,582
                                               ===================================================================================
Fixed Charges:
Interest Expense (4)                                  $13,899              $28,531     $ 16,158     $ 7,892     $ 9,250    $10,859
Portion of Rent deemed interest factor (5)              2,020                6,639        4,747       4,223       4,331      4,462
                                               -----------------------------------------------------------------------------------
     Total Fixed Charges                              $15,919              $35,170     $ 20,905     $12,115     $13,581    $15,321
                                               ===================================================================================
Ratio of Earnings to Fixed Charges                        2.6                  2.6          5.3         7.4         5.5        4.0
                                               ===================================================================================

_______________

     The ratios reflect the combined results of operations and financial position of the Company and ZERO Corporation, acquired by merger on July 31, 1998, restated for all periods presented pursuant to the pooling-of-interests method of accounting, and reflect the results of other acquired companies from their respective effective dates of acquisition in accordance with the purchase method of accounting.

(1) The Company's business has historically experienced the effects of seasonality where the second half of the fiscal year generally produces better results than the first half. The results for the first quarter ended November 30, 1998, are not necessarily indicative of full year results.


(2) Net earnings for the three month period ended November 30, 1998, include a one-time pre-tax contract termination charge of $7,824. Excluding this charge and the related tax benefit, the ratio of earnings to fixed charges would have been 3.1.

(3) 1998 net earnings include a non-recurring restructuring charge of $52,637 which related to merger costs, various plant consolidations, and other cost reductions and product rationalization efforts of the Company. Excluding this charge and the related tax benefit, the ratio of earnings to fixed charges would have been 4.6.


(4) Interest Expense consists of interest on indebtedness and amortization of debt expense.


(5)  33% of rental expense is deemed representative of the interest factor.